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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to §240.14a-12

CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	What are the transactions the Board has approved?

We have entered into a merger agreement with a private equity group co-led by Thomas H. Lee Partners and Bain Capital Partners, pursuant to which this group of investors will acquire our company. Our shareholders will receive $37.60 per share at closing of the transaction which is expected to occur in the fourth quarter of 2007 or first quarter of 2008. The transaction is subject to the approval of our shareholders, regulatory approvals and customary closing conditions. In addition, we may solicit superior proposals from third parties within the next 21 days.

The Mayses will join the private equity group in acquiring an ownership interest in the company, and Mark and Randall Mays will continue to serve as CEO and President/CFO, respectively. Lowry Mays will also continue to have an active role in the company. We do not anticipate any senior management changes.

Separately, the Company has announced that it intends to sell 448 radio stations outside the top 100 markets, as well as its television division. The merger is not conditioned on the sale of these assets.

2.	Why are we doing this?

The Board believes that these decisions are in the best interest of our shareholders. As you know, our Company outperforms the competition in every business in which we operate, but the public market has not appropriately valued our performance. The consortium has agreed to pay $37.60 per share to acquire the company, which is 25 percent greater than our average closing share price of $29.99 during the 30 trading days ended October 24, 2006, the day before the company first acknowledged that it was evaluating strategic alternatives.

3.	When will all this happen?

We have to secure shareholder approval and meet various regulatory requirements before the merger can be finalized. We expect to close the transaction by the end of 2007.

The decision to sell the television division and the smaller market radio stations has just been announced. We hope to finalize these asset sales by the end of the second quarter of 2007.

4.	What role will the investors play in the operation of our business?

After the transaction closes, the Company will no longer be publicly traded, and will be owned by the Mayses and the private equity group consortium. These investors will play a role in overseeing our company similar to the current role of our Board of Directors. Senior management will be accountable to the investors for continuing to grow the value of the Company over the long term. One advantage in being a privately held company is the pressure to focus on short term results is frequently less. The investors are highly sophisticated investors whose chief goal is the long term growth and profitability of our company.

5.	Will corporate headquarters move from San Antonio?

There are no plans to move our corporate headquarters.

6.	Why are we selling the TV division and part of radio?

Our TV division and departing radio stations have consistently turned in industry-leading performance. However, these assets account for less than 10% of the Company’s revenues and earnings. Change is a necessary part of success. We are adapting our business model to accommodate the rapid and substantial changes in the markets in which we operate. These are difficult decisions, but we believe they are the right ones, and necessary for our future success.

7.	What if we can’t find a buyer for them?

These radio stations and the TV division are all excellent performers, and we are confident we’ll find a buyer who wants to grow with them. But there is no requirement to sell these assets if we are not able to realize what we believe is their full value.

8.	Why are all of these transactions happening at the same time?

The merger is not conditioned upon the sale of the radio stations and television division and may not occur at the same time. The sale of the radio stations and the television division is part of the Company’s strategic business plan that is independent from the merger agreement. It is not contemplated that these transactions would close at the same time.

9.	There are rumors that the consortium will now require the company to engage in layoffs and other cost-cutting. Is this true?

We do not expect this privatization to result in any significant reductions to our core workforce. While future employment is never guaranteed, reductions in force are typically associated with so-called strategic mergers in which two companies and their employees are combined, rather than with transactions that are more properly characterized as financial investments such as this one. The private equity group is making a very large investment in our company, and it is in their best interest for the company to continue having the right people with the right tools to grow and prosper.

10.	What about future layoffs at TV and the radio stations that are being divested?

Until buyers are identified, this is a difficult question to answer. However, we believe our employees are valuable assets that should be very attractive to any new owners.

11.	What if there are layoffs? Is there a severance plan?

We believe we have the highest-performing employees in our industries, and the new investors and our current Board want our employees to stay focused and committed. Although no layoffs are contemplated currently as a result of the merger, the Company has approved a severance plan for any employee whose job may be eliminated as a result of this transaction.

Again, we do not expect the merger to result in workforce reductions, and we do not want employees to experience undue anxiety. However, in the unlikely event some reductions are required during the one year period following the closing of the merger, we have developed a severance plan to assure that you will not be left without protection.

Any full time or part time employee of the Company (or any of its subsidiaries) who is actively employed at the time the merger is completed, and who is involuntary terminated without cause during the following one-year period is eligible for the benefits described below. These benefits are also available to any full time or part time employee of a divested entity (such as a smaller market radio or television station), who is involuntarily terminated without cause, and who is not offered comparable employment with the new owner. However, any employee who is collectively bargained, party to an employment agreement or other agreement with the Company or any subsidiary that provides for severance, or who is a temporary employee is not an eligible employee under this severance policy.

Years of Service at Termination	Amount of Severance
Less than 6 months	1 month of Base pay
At least 6 months but less than one year	3 months of Base pay
One to less than three years	6 months of Base pay
Three years or more	9 months of Base pay
“Base pay” means, in the case of a full time employee, the employee’s applicable base benefit rate in effect at the time of termination or, in the case of a part time employee, the employee’s average base wages over the immediately preceding twelve week period.

“Cause” means (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

”Comparable employment” means a position which is offered to an employee where there is no reduction in base salary or scheduled hours, and where the employee is not required to commute more than 30 miles farther than the employee’s present commute.

12.	What about Clear Channel Outdoor? There are rumors that CCO will be sold to some other entity.

The merger agreement does not include a provision for taking CCO private or selling CCO to another buyer prior to completing the merger. Upon closing of the merger, Clear Channel’s majority ownership of CCO will transfer to the private equity group, but it is possible that CCO will remain publicly traded. In any event, we expect the relationship between Clear Channel and CCO (e.g., staff support, CCO employees’ eligibility for Clear Channel benefits, etc.) to stay the same.

13.	How will this impact my salary and bonus/commission plan?

The merger should not have any negative impact on your current salary, bonus, or commission plan. We expect that management will maintain these plans consistent with past practices of the Company during the period prior to the completion of the merger. This applies to the sale of smaller market radio and television stations while they remain part of Clear Channel. The purpose of competitive bonus and commission plans is to ensure a strong and motivated workforce, which is a top priority of the Company and the new investor group.

14.	Will there be any change in my benefits plans, such as Medical, Dental, 401(k), Employee Stock Purchase Plan, Short- and Long-term disability insurance, Life insurance, Sick leave, Vacation, etc?

There are no plans to change the benefits provided to Clear Channel Communications employees for the remainder of 2006, and there are no plans to modify the benefits package we have already announced for 2007. As always, we will review the entire benefits package during 2007 to ensure the plans meet the needs of Clear Channel and its employees. Any changes are typically effective the first day of the next calendar year. The exceptions are the Employee Stock Purchase Plan and the Non-Qualified Deferred Compensation Plan.

The merger agreement provides that any offering periods under the ESPP will be suspended after December 1, 2006 and no purchases of the Company stock will be made after December 31, 2006. In addition, the ESPP will terminate immediately prior to closing of the merger. All outstanding shares of Company stock whether purchased through the ESPP or otherwise will be cashed out at the merger. Additional information on how you will be paid for the Clear Channel stock you own, whether individually or within the ESPP or 401(k) plans, will be forthcoming at a later date.

When the merger is completed, the terms of the Non-Qualified Deferred Compensation Plan provide that it will automatically terminate. If you are either a current or former employee with an account balance in that plan, your entire account balance will be distributed to you within six weeks. This amount will be taxable to you as ordinary compensation income.

15.	What about my stock options and restricted stock?

There will be no change to any of the provisions of outstanding stock options or restricted stock until the merger is completed. At that time, all unvested stock options and restricted stock will accelerate and become immediately vested and exercisable. Also, if you are employed by a CC entity which will be divested and that transaction is finalized before the merger closes, your unvested stock options and restricted stock may be accelerated and become immediately vested and exercisable at that time in accordance with the applicable plan and any purchase agreement. Additional information on outstanding stock options and restricted stock will be forthcoming.

16.	If I have vested stock options and want to exercise them before the transaction occurs, can I do so?

Yes, any vested stock options may be exercised by calling UBS, our stock option administrator, at 1-877-678-6228.

17.	If I own Clear Channel stock as an individual or through the ESPP, 401(k) or Non-Qualified Deferred Compensation plans, or if I hold restricted stock, will I continue to receive stock dividends between now and the date the transaction becomes final?

Yes, you will continue to receive dividends declared by the Company’s Board of Directors.

18.	How do I know if I work for one of the 448 radio stations we plan to divest?

The Company does not intend to sell all radio stations outside the Top 100 markets, and we do not expect these sales to have a significant effect on the operations of those stations we are not selling. John Hogan will send messages to the employees of the stations we intend to sell, and those we do not, later today. The list of departing stations will also be posted on the CCRC.

19.	What if someone asks me questions about these transactions?

For legal reasons, only Company designated representatives are authorized to provide information about these transactions. Please refer any inquires you receive to Lisa Dollinger at 210-832-3474.

20.	What if I have additional questions?

We will try and answer all your questions at the Town Hall meeting scheduled for today at 11 CST. You will receive an e-mail with dial-in information prior to the call from Lisa Dollinger.

Additionally, we have an Employee Hotline to answer your questions related to these transactions: 1-888-403-4722. The employees who are staffing this number are available if you would like clarification of the information contained in this Q & A document, but please remember that further details are not yet available. We will share additional information as it becomes available, and we’ll publish a supplemental Employee Q & A document if the Hotline receives a number of questions on other issues related to the transactions.
Important Additional Information will be filed with the SEC
In connection with the proposed merger, Clear Channel will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Clear Channel at the SEC’s website at http://www.sec.gov. The proxy statement and other documents may also be obtained for free from Clear Channel by directing such request to Clear Channel, Inc., Investor Relations, 200 E. Basse Road, San Antonio, Texas 78209, Telephone (210) 822-2828.

Clear Channel and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Clear Channel’s participants in the solicitation, which may be different than those of Clear Channel shareholders generally, is set forth in Clear Channel’s proxy statement for its 2006 Annual Meeting of Shareholders previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Clear Channel and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.